Exhibit 99.1

NEWS Contact: Robert T. Traub Vice President, General Counsel and Corporate Secretary traubr@quakerchem.com T. 610.832.4271

For Release: Immediate

QUAKER CHEMICAL CORPORATION ANNOUNCES APPOINTMENT OF NEW CFO

October 22, 2015

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE: KWR) today announced that Mary Dean Hall has been elected by the Board of Directors as Quaker’s Vice President, Chief Financial Officer and Treasurer, effective November 30, 2015. Ms. Hall will be joining Quaker from Eastman Chemical Company where since 2009 she was the Vice President and Treasurer. Prior to that role, Ms. Hall held various senior financial and treasury positions of increasing responsibility with Eastman since 1995. Before her career at Eastman, she held financial and banking positions with Nalco Chemical and various banks, including Citibank. She has extensive experience in all relevant financial disciplines, including treasury and banking, accounting, international corporate finance, M&A, internal controls and compliance, and risk management.

Michael F. Barry, Quaker’s Chairman, Chief Executive Officer and President, commented, “I am extremely pleased to welcome Mary Dean Hall to Quaker. She brings outstanding qualifications and financial, treasury and accounting experience to the Company. I am confident she will be a tremendous asset to our businesses and our leadership team as we continue to grow our global company both through acquisitions and organically.”

Ms. Hall earned a Bachelor of Arts in Management Science/Operations Research from the University of California at San Diego where she was Phi Beta Kappa. She also earned a Masters of Business Administration in Finance and Accounting from UCLA.

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

Quaker Chemical Corporation
One Quaker Park	P: 610.832.4000
901 E. Hector Street	F: 610.832.8682
Conshohocken, PA 19428-2380	quakerchem.com